Exhibit 99.1

Company Contact:
Randy Keys, CEO
(713) 935-0122
rkeys@evolutionpetroleum.com

Evolution Petroleum Announces Results for the
Fiscal 2018 First Quarter Ended September 30, 2017 and
Declares Quarterly Common Stock Dividend

Houston, TX, November 8, 2017 - Evolution Petroleum today reported financial and operating highlights for its fiscal first quarter ended September 30, 2017, with comparisons to the fiscal fourth quarter ended June 30, 2017 (the "prior quarter") and the quarter ended September 30, 2016 (the "year-ago quarter").
Highlights for the Quarter:

•	Revenues for the fiscal first quarter of 2018 were $8.5 million, an increase of 12% over the year ago quarter.

•
Net income was $2.1 million in the first quarter of 2018, or $0.06 per common share, compared to net income of $0.6 million, or $0.02 per common share in the year-ago quarter and $1.5 million, or $0.05 per share in the prior quarter.

•	Lifting costs per unit at Delhi were $15.06 per equivalent barrel, which represents a 9.2% decrease over the prior quarter.

•	The NGL plant is now operating at substantially full capacity and efficiency.

•	The Company paid its sixteenth consecutive quarterly cash dividend on common shares, in the amount of $0.075 per share.

•	We continued to strengthen our balance sheet, ending the quarter with $24.4 million of working capital, primarily all cash. We remain debt free.
”Evolution turned in another quarter of solid financial results,” said Randy Keys, President and CEO. “We remain focused on cash returns to shareholders and prudent financial management, as we work to develop new opportunities for the Company. We are eager to embark on the infill drilling program in early 2018, so that we can resume expected production growth in the Delhi field.
Looking at commodity pricing, we have recently seen positive trends in the pricing of both our crude oil and natural gas liquids. In addition to increasing oil prices overall, the premium pricing we receive for our

Light Louisiana Sweet (“LLS”) crude oil has increased from an average of $1.67 per barrel for fiscal 2017 to current levels of $5.00 to $6.00 above WTI pricing. In addition, our NGL pricing has improved significantly, with our net NGL price increasing from 42% of the realized WTI oil price to almost 60% of WTI. With WTI prices currently in the range of $57 per barrel, our outlook for further increases in revenues and cash flows is very positive.”
Financial Results for the Quarter Ended September 30, 2017
In the current quarter, operating revenues were $8.5 million, based on an average realized oil price of $46.96 per barrel and an average realized NGL price of $28.07 per barrel, and generated $2.5 million in income from operations. In the year-ago quarter, operating revenues were $7.6 million and we had income from operations of $2.7 million, based on an average oil price of $42.66 per barrel. Net production volumes were 2,086 barrels of oil equivalent per day (“BOEPD”), an increase of 8% from 1,935 BOPD in the year-ago quarter. Net income for the quarter was $2.1 million, or $0.06 per diluted share.
Production costs in the Delhi field were $2.9 million in the current quarter, down 15% from $3.4 million in the prior quarter and 23% higher than $2.3 million in the year ago quarter. The current quarter includes approximately $0.5 million of incremental operating costs from the NGL plant. Purchased CO2 volumes were 69.3 million cubic feet (MMcf) per day, down significantly from 85.1 MMCF in the prior quarter, and our total CO2 costs were lower by approximately $0.2 million from the prior quarter.
General and administrative (“G&A”) expenses were $1.6 million for the quarter, of which $0.5 million were noncash stock-based compensation expenses and approximately $1.1 million were cash costs. During the quarter, we reduced our headcount by one full-time employee and G&A expenses for the quarter include severance costs related to this reduction. The Company continues to carefully evaluate and manage G&A costs to maximize cash flow from operations and funds available for dividends and potential growth opportunities.
Delhi Operations and Capital Spending
Gross production at Delhi averaged 7,959 BOEPD during the quarter, a 7.0% decrease from the prior quarter and an increase of 7.9% from the year-ago quarter. Gross NGL sales for the quarter of production were 1,047 barrels per day, up slightly from the prior quarter. As previously disclosed, we completed a strategic capital upgrade to the inlet of the recycle plant in August. Results from the NGL plant after completion of this project have been positive, with the plant operating at or near maximum capacity and efficiency.
The NGL plant also includes an electric turbine to convert methane and part of the ethane removed by the NGL plant to electricity. This turbine is providing all of the power needs of the NGL plant and supplying excess power to the CO2 recycle facility. We expect the electric turbine to continue to completely power the NGL plant and reduce a portion of the existing power costs in the Delhi field. The NGL plant is accomplishing its primary objective of removing the lighter hydrocarbons (i.e. methane and ethane), thereby increasing the purity of the CO2 recycle stream and improving the efficiency of the flood. The plant is also producing significant quantities of higher value NGL's for sale, such as pentanes and butane.
During the quarter, we spent approximately $0.6 million on capital workover projects, including $0.3 million for successful capital upgrades to the recycle plant to improve performance of the NGL plant and $0.3 million for conformance operations in the Delhi field. Current expectations for capital spending for the remainder of the fiscal year ended June 30, 2018 include $3.2 million for our share of an eight-well infill drilling program to enhance production in the developed area of the flood. It is possible, based on available capital and economics, that the program will be restored to its original plan for twelve wells at a total cost of $4.8 million net to us. This program will target productive oil zones which are not being swept effectively by the current CO2 flood. This infill program is expected to both add production and increase ultimate recoveries above the current proved oil reserves. Additionally, there are other capital projects that have been proposed to add water injection infrastructure for the Phase Five expansion of the Delhi field so that it can be developed in a safe and responsible manner. Our preliminary forecast of these costs is $2.8 million net to us during 2018. In addition, we continue to identify and execute successful capital workover projects to improve conformance of the field. These projects are not individually material and are unlikely to have a significant impact on our capital spending during the fiscal year.
Liquidity and Outlook
Working capital increased by $1.0 million from the prior quarter, despite paying $2.5 million in common stock dividends during the quarter, and the Company ended the quarter with $24.4 million in working capital with nothing drawn on its reserve-based credit facility. The Company is very well positioned to fund further profitable development of the Delhi field, beginning with the infill drilling program in early 2018, and we also have the financial resources to capitalize on new growth opportunities.
Cash Dividend on Common Stock
The Board of Directors declared a cash dividend of $0.075 per share of common stock, which will be paid on December 29, 2017 to common stockholders of record on December 15, 2017. This will be the seventeenth consecutive quarterly cash dividend on the common stock, which has been paid since the end of calendar year 2013. The common stock dividend remains a priority for the Company going forward.

Quarterly Conference Call
For the past two quarters, Evolution has pre-recorded its quarterly conference call as a webcast audio commentary with associated slides. This presentation may be accessed at the following link:
https://www.brainshark.com/evolutionpetroleum/Qtr-Sep2017
The recording will also be available on the Company's website, www.EvolutionPetroleum.com, as soon as practical after the distribution of this quarterly earnings press release. This commentary, which is approximately 13 minutes in length, will be re-broadcast on Thursday, November 9, 2017 at 11:00 a.m. Eastern Time (10:00 a.m. Central). The re-broadcast will be followed by a live question and answer session at approximately 11:15 a.m. Eastern Time (10:15 a.m. Central). To access the conference call by phone, please dial 1-855-327-6837 (United States & Canada) or 1-631-891-4304 (International). To listen live via webcast or to hear a rebroadcast, please go to www.EvolutionPetroleum.com. A replay will be available two hours after the end of the conference call through November 16, 2017, and will be accessible by calling 1-844-512-2921 (US & Canada); 1-412-317-6671 (International) with the passcode 10003687.
Upcoming Investor Conference Presentation
Randy Keys, Chief Executive Officer of Evolution, will present at the Southwest IDEAS Investor Conference on Thursday, November 15, 2017 at the Westin Dallas Downtown in Dallas, Texas. Evolution’s presentation is scheduled to begin at 11:20 a.m. Central Time (12:20 p.m. Eastern Time). The presentation will be webcast live and may be accessed at the conference website, www.IDEASConferences.com, or on the home page of the Company's website: www.EvolutionPetroleum.com.  The presentation materials will be available on the Company’s website the day of the event. The IDEAS Investor Conferences are held annually in Boston, Chicago and Dallas and are produced by Three Part Advisors, LLC.
About Evolution Petroleum
Evolution Petroleum Corporation develops and produces petroleum reserves within known oil and gas reservoirs in the U.S., with a focus on maximizing value per share. Our principal asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi Field. Additional information, including the Company's most recent annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range risks and uncertainties. Statements herein using words such as "believe," "expect," "plans" and words of similar meaning are forward-looking statements. Although our expectations are based on engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.
Company Contact:
Randy Keys, President and CEO
(713) 935-0122
rkeys@evolutionpetroleum.com

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended
	September 30,		June 30,
	2017	2016	2017
Revenues
Crude oil	$7,829,255	$7,593,855	$8,366,230
Natural gas liquids	708,616	89	469,472
Natural gas	—	(4)	—
Total revenues	8,537,871	7,593,940	8,835,702
Operating costs
Production costs	2,891,586	2,344,641	3,387,489
Depreciation, depletion and amortization	1,518,543	1,273,439	1,614,981
Accretion of discount on asset retirement obligations	21,579	13,224	19,772
General and administrative expenses *	1,569,704	1,235,043	1,225,060
Restructuring charges	—	—	4,488
Total operating costs	6,001,412	4,866,347	6,251,790
Income from operations	2,536,459	2,727,593	2,583,912
Other
Gain on realized derivative instruments, net	—	90	40,450
Loss on unrealized derivative instruments, net	—	(14,132)	(47,965)
Interest and other income	14,850	12,745	16,950
Interest expense	(20,455)	(20,345)	(20,385)
Income before income taxes	2,530,854	2,705,951	2,572,962
Income tax provision	390,322	889,176	1,072,201
Net income attributable to the Company	2,140,532	1,816,775	$1,500,761
Dividends on preferred stock	—	250,990	—
Deemed dividend on preferred shares called for redemption	—	1,002,440	—
Net income available to common stockholders	$2,140,532	$563,345	$1,500,761
Earnings per common share
Basic	$0.06	$0.02	$0.05
Diluted	$0.06	$0.02	$0.05
Weighted average number of common shares
Basic	33,089,244	32,957,010	33,072,466
Diluted	33,147,508	33,007,599	33,144,027

* General and administrative expenses for the three months ended September 30, 2017, September 30, 2016 and June 30, 2017 included non-cash stock-based compensation expense of $487,484, $311,688 and $302,595, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	September 30, 2017	June 30, 2017
Assets
Current assets
Cash and cash equivalents	$24,129,161	$23,028,153
Receivables	3,027,283	2,726,702
Prepaid expenses and other current assets	291,376	387,672
Total current assets	27,447,820	26,142,527
Oil and natural gas property and equipment, net (full-cost method of accounting)	60,901,957	61,790,068
Other property and equipment, net	36,418	40,689
Total property and equipment	60,938,375	61,830,757
Other assets	277,926	295,384
Total assets	$88,664,121	$88,268,668
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,032,076	$1,992,416
Accrued liabilities and other	634,642	726,478
State and federal income taxes payable	370,745	—
Total current liabilities	3,037,463	2,718,894
Long term liabilities
Deferred income taxes	15,845,804	15,826,291
Asset retirement obligations	1,275,207	1,253,628
Total liabilities	20,158,474	19,798,813
Commitments and contingencies (Note 15)
Stockholders’ equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,066,717 shares and 33,087,308 as of September 30, 2017 and June 30, 2017, respectively	33,066	33,087
Additional paid-in capital	41,338,709	40,961,957
Retained earnings	27,133,872	27,474,811
Total stockholders’ equity	68,505,647	68,469,855
Total liabilities and stockholders’ equity	$88,664,121	$88,268,668

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,
	2017	2016
Cash flows from operating activities
Net income attributable to the Company	$2,140,532	$1,816,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,532,610	1,287,523
Stock-based compensation	487,484	311,688
Accretion of discount on asset retirement obligations	21,579	13,224
Settlements of asset retirement obligations	—	(15,899)
Deferred income taxes	19,513	708,673
Loss on derivative instruments, net	—	14,042
Changes in operating assets and liabilities:
Receivables	(300,581)	119,808
Prepaid expenses and other current assets	96,296	(21,365)
Accounts payable and accrued expenses	(166,904)	(2,235,240)
Income taxes payable	370,745	(524,772)
Net cash provided by operating activities	4,201,274	1,474,457
Cash flows from investing activities
Derivative settlement payments (paid) received	—	(318,708)
Capital expenditures for oil and natural gas properties	(508,042)	(4,818,816)
Capital expenditures for other property and equipment	—	(26,347)
Net cash used in investing activities	(508,042)	(5,163,871)
Cash flows from financing activities
Cash dividends to preferred stockholders	—	(168,575)
Cash dividends to common stockholders	(2,481,471)	(1,652,290)
Common share repurchases, including shares surrendered for tax withholding	(110,753)	(330,070)
Net cash used in financing activities	(2,592,224)	(2,150,935)
Net increase (decrease) in cash and cash equivalents	1,101,008	(5,840,349)
Cash and cash equivalents, beginning of period	23,028,153	34,077,060
Cash and cash equivalents, end of period	$24,129,161	$28,236,711

Supplemental disclosures of cash flow information:	Three Months Ended September 30,
	2017	2016
Income taxes paid	$—	$787,366
Non-cash transactions:
Change in accounts payable used to acquire property and equipment	114,729	(2,030,485)
Accrued redemption of called preferred shares	—	7,932,975
Accrued preferred dividends through redemption date	—	82,415

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	Sept. 30, 2017	June 30, 2017	Variance	Variance %
Oil and gas production:
Crude oil revenues	$7,829,255	$8,366,230	$(536,975)	(6.4)%
NGL revenues	708,616	469,472	239,144	n.m.
Total revenues	$8,537,871	$8,835,702	$(297,831)	(3.4)%

Crude oil volumes (Bbl)	166,737	179,895	(13,158)	(7.3)%
NGL volumes (Bbl)	25,246	24,309	937	n.m.
Equivalent volumes (BOE)	191,983	204,204	(12,221)	(6.0)%

Crude oil (BOPD, net)	1,812	1,977	(165)	(8.3)%
NGLs (BOEPD, net)	274	267	7	n.m.
Equivalent volumes (BOEPD, net)	2,086	2,244	(158)	(7.0)%

Crude oil price per Bbl	$46.96	$46.51	$0.45	1.0%
NGL price per Bbl	28.07	19.31	8.76	45.4%
Equivalent price per BOE	$44.47	$43.27	$1.20	2.8%

CO2 costs	$1,088,261	$1,308,957	$(220,696)	(16.9)%
All other lease operating expenses	1,803,325	2,078,532	(275,207)	(13.2)%
Production costs	$2,891,586	$3,387,489	$(495,903)	(14.6)%
Production costs per BOE	$15.06	$16.59	$(1.53)	(9.2)%

CO2 volumes (MMcf per day, gross)	69.3	85.1	(15.8)	(18.6)%

Oil and gas DD&A (a)	$1,510,881	$1,607,085	$(96,204)	(6.0)%
Oil and gas DD&A per BOE	$7.87	$7.87	$—	—%

n.m. Not meaningful.

(a) Excludes $7,662 and $7,896 of other depreciation and amortization expense for the three months ended September 30, 2017 and June 30, 2017, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended September 30,
	2017	2016	Variance	Variance %
Oil and gas production:
Crude oil revenues	$7,829,255	$7,593,855	$235,400	3.1%
NGL revenues	708,616	89	708,527	n.m.
Natural gas revenues	—	(4)	4	n.m.
Total revenues	$8,537,871	$7,593,940	$943,931	12.4%

Crude oil volumes (Bbl)	166,737	178,002	(11,265)	(6.3)%
NGL volumes (Bbl)	25,246	4	25,242	n.m.
Natural gas volumes (Mcf)	—	16	(16)	n.m.
Equivalent volumes (BOE)	191,983	178,009	13,974	7.9%

Crude oil (BOPD, net)	1,812	1,935	(123)	(6.4)%
NGLs (BOEPD, net)	274	—	274	n.m.
Equivalent volumes (BOEPD, net)	2,086	1,935	151	7.8%

Crude oil price per Bbl	$46.96	$42.66	$4.30	10.1%
NGL price per Bbl	28.07	22.25	5.82	26.2%
Natural gas price per Mcf	—	(0.25)	0.25	n.m.
Equivalent price per BOE	$44.47	$42.66	$1.81	4.2%

CO2 costs	$1,088,261	$1,078,133	$10,128	0.9%
All other lease operating expenses	1,803,325	1,266,508	536,817	42.4%
Production costs	$2,891,586	$2,344,641	$546,945	23.3%
Production costs per BOE	$15.06	$13.17	$1.89	14.4%

CO2 volumes (MMcf per day, gross)	69.3	73.7	(4.4)	(6.0)%

Oil and gas DD&A (a)	$1,510,881	$1,265,637	$245,244	19.4%
Oil and gas DD&A per BOE	$7.87	$7.11	$0.76	10.7%

n.m. Not meaningful.

(a) Excludes $7,662 and $7,802 of other depreciation and amortization expense for the three months ended September 30, 2017 and 2016, respectively.

####